News Release

Contacts:       Press:  Meg Pier                        Investor: Thomas Rice
                617/346-3104                            401/278-5879


                         Fleet  Financial Group Reports
                        -------------------------------

                 Record Third Quarter Earnings of $177 Million
                 ---------------------------------------------


        Providence, R. I., October 18, 1995:   Fleet Financial Group today
reported record net income of $177 million, or $1.08 per share, for the quarter ended September 30, up 8% compared to $164 million, or $1.01 per share, earned in the third quarter of 1994. Earnings for the first nine months of 1995 were $514 million, or $3.14 per share, up 15% versus $448 million, or $2.70 per share, earned in the first nine months of 1994.

        Commenting on third quarter results, Terrence Murray, chairman and chief executive officer, said, "It was a constructive quarter in which growth in core revenues coupled with Fleet's improved efficiency produced a continued advancement in earnings. We are pleased to report such strong earnings at a time when we are readying the Corporation to leverage the growth opportunities following the upcoming merger with Shawmut National Corporation. During the third quarter we continued to invest in new business initiatives, while enhancing our management team with respected industry talent, who should be the basis for further product expansion, and accomplished critical tasks relative to the regulatory approvals required for the merger with Shawmut." Fleet anticipates final regulatory approvals shortly.

        Murray also remarked that record third quarter earnings "included important contributions from the corporation's mortgage banking business driven by increased mortgage production and servicing revenue. Our banking franchise continues to deliver solid performance. Continuing sizable investments in pursuit of future revenue growth did not interfere with tight cost controls as
noninterest expenses declined during the quarter.   Our successful approach to
cost control reinforces our confidence that consolidation of the combined Fleet-Shawmut organization will significantly reduce expenses while offering customers uninterrupted access to enhanced products and services."

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         Eugene M. McQuade, executive vice president and chief financial officer, said "return on assets (ROA) and return on realized common equity (ROE) continued at strong levels as ROA was 1.41% at September 30, 1995, versus 1.30% a year earlier, while ROE was 18.13%, compared to 19.05% at September 30, 1994. The net interest margin was 4.63% in the third quarter of 1995 compared to 4.45%
in the third quarter of 1994.   Good cost control and maintenance of revenue
levels produced a significant improvement in the efficiency ratio to 61.5% in the quarter versus 63.1% in the second quarter."

Income Statement
----------------

        Net interest income totaled $510 million during the third quarter of 1995 compared to $507 million during the second quarter of 1995 and $505 million during the third quarter of 1994. Increases in average earning assets from $42.8 billion in the second quarter of 1995 to $43.9 billion in the third quarter of 1995 were partially offset by a decrease of 10 basis points in the net interest margin from the second quarter of 1995, reflecting an increasingly competitive market for customer deposits. Growth in average earning assets was paced by continued improvement in the mortgage banking line of business as mortgages held for sale almost doubled to $1.9 billion reflecting increased loan origination activity. In addition, average loans grew nearly $460 million, or 6.2% on an annualized basis to, $30 billion.

        Third quarter provision for credit losses was $27 million, compared to $11 million recorded in the prior year's third quarter. Net charge-offs for the quarter amounted to $41 million, compared to $19 million in the third quarter of 1994. In comparison to the second quarter, nonperforming assets (NPAs) remained flat at $579 million. The reserve for loan losses stood at $937 million at September 30, 1995, or 3.04% of loans.

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        Noninterest income in the third quarter totaled $341 million, up 22%
when compared to $280 million for the same period in 1994 with increases of 10% or more noted in several lines of business. Mortgage banking revenue of $135 million in the third quarter of 1995 represented a 45% increase from the $93 million recorded in the third quarter of 1994. The increase is primarily attributable to a $26 million increase in mortgage production revenue as loan production has increased dramatically as a result of the favorable interest rate environment for residential mortgages. In addition, mortgage servicing revenue increased $17 million as the Corporation's mortgage servicing portfolio has increased from $83 billion to $103 billion during this year. Service charges, fees and commissions increased over 14% as a result of the implementation of
various fee producing programs.   Investment services revenue improved almost
10% to $47 million, compared to the third quarter of 1994 reflecting the improvement in the stock and bond markets during 1995 and student loan servicing fees have increased 14% to $17 million compared to the third quarter of 1994 due to increased loan volume associated with the National Direct Student Loan Program at the Corporation's AFSA subsidiary.

        Noninterest expense in the third quarter totaled $523 million, compared to the $494 million reported for the third quarter of 1994. The increase is primarily attributable to a $13 million increase in the amortization of mortgage servicing rights (MSRs) as the mortgage servicing portfolio has increased to $103 billion as of September 30, 1995, coupled with increases in several other expense categories, including amortization of intangibles, as a result of the completion of the acquisitions of NBB Bancorp and Plaza Home Mortgage Corp. in the first quarter of 1995 and the buyback of the Fleet Mortgage Group minority interest. Additionally, expenses included the costs of several new business initiatives, such as direct student loan origination, co-branded credit card marketing expenses, and our tax return processing business. On a consecutive quarter basis expenses have been reduced by $25 million.

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Noninterest expense was positively impacted by a $12 million decrease in FDIC premiums as FDIC premiums have been reduced to four cents per $100 of domestic deposits.

Balance Sheet
-------------

        Total assets at September 30, 1995 were $50.9 billion, while total loans and leases were $30.8 billion at the same date, compared with $51.3 billion of total assets and $30.0 billion of loans and leases at June 30, 1995. Loan growth in the quarter occurred primarily in the Corporation's residential loan portfolio with increases in both the commercial and lease financing portfolios
noted as well.    Loans have grown $3.8 billion, or 14%, since September 30,
1994. The investment securities portfolio remained stable for the quarter at $11.6 billion. The investment portfolio's market value increased by $54 million from June 30, 1995 to September 30, 1995, resulting in a positive market value of $113 million as of September 30, 1995. Stockholder's equity increased nearly $1.0 billion, or 27%, to $4.4 billion during the past year.

        Fleet Financial Group is a diversified financial services company listed on the New York Stock Exchange (NYSE-FLT) with approximately 1,200 offices nationwide. Its lines of business include commercial and consumer banking, mortgage banking, consumer finance, asset-based lending, equipment leasing, investment management, and student loan processing.



                       (see comparative results attached)

  (To receive a copy of this or previous Fleet news releases by fax-on-demand, please call 1-800-758-5804 #316250)

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

                                 FLEET FINANCIAL GROUP
                                 FINANCIAL HIGHLIGHTS



THREE MONTHS ENDED                                                    NINE MONTHS ENDED

   Sep 30, Sep 30,                                                    Sep 30,   Sep 30,
    1995     1994                                                        1995      1994
                      For the Period ($ in millions)
    $177      $164    Net income                                         $514      $448
     510       505    Net interest income (a)                           1,514     1,529
      27        11    Provision for credit losses                          75        45


                      Per Common Share
   $1.08     $1.01    Fully diluted earnings                            $3.14     $2.70
   37.75     37.63    Market value (period-end)                         37.75     37.63
    0.40      0.35    Cash dividends declared                            1.20      1.00
   28.13     22.50    Book value (period-end)                           28.13     22.50


                      At Quarter End ($ in millions)
 $50,861   $46,988    Assets                                          $50,861   $46,988
  30,801    27,006    Loans and leases                                 30,801    27,006
  32,436    33,612    Deposits                                         32,436    33,612
   4,361     3,446    Total stockholders' equity                        4,361     3,446


                      Operating Ratios
    1.41 %    1.30 %  Return on average assets                           1.42 %    1.22 %
   17.91     20.08    Return on common equity                           18.69     17.87
   18.13     19.05    Return on realized equity (b)                     18.35     17.61
    4.63      4.45    Net interest margin                                4.72      4.62
    8.57      7.33    Total equity/assets (period-end)                   8.57      7.33
     9.5      10.6    Tier 1 risk-based capital ratio (Estimated)         9.5      10.6
    13.4      15.0    Total risk-based capital ratio (Estimated)         13.4      15.0


                      Asset Quality ($ in millions)
    $579      $526    Nonperforming assets                               $579      $526
                      Nonperforming assets as a % of loans, leases,
    1.87 %    1.95 %   and OREO                                          1.87 %    1.95 %
    1.14      1.12    Nonperforming assets as a % of total assets        1.14      1.12
    1.63      1.58    Nonperforming loans to period-end loans            1.63      1.58
                      Reserve for credit losses to period-end loans
    3.04      3.59     and leases                                        3.04      3.59


                      Reserve for Credit Losses (millions)
    $951      $977    Beginning reserve for credit losses                $953    $1,000
      27        11    Provision for credit losses                          75        45
     (57)      (38)   Gross charge-offs                                  (173)     (138)
      16        19    Recoveries                                           51        67
       0         0    Acquisitions/Other                                   31        (5)
     937       969    Ending reserve for credit losses                    937       969


                      (a) Fully taxable equivalent
                      (b) Excludes average unrealized gains/losses on securities available for sale.